Exhibit 10.9
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                                    AGREEMENT


         This Agreement made the 27th day of May, 1994, by and between BSD Medical Corporation, a corporation of the State of Delaware with principal offices located at 2188 West 2200 South, Salt Lake City, Utah 84119, hereinafter referred to as BSD, and Dr. Sennewald Medizin Technik Gmbh, Munich, Germany, hereinafter referred to as SENNEWALD

         WITNESSETH:

         WHEREAS, BSD manufactures and sells hyperthermia equipment:

         WHEREAS, BSD has obtained and is the owner of US Patent 5,097,844 for which a corresponding Patent Cooperation Treaty (PCT) patent application serial number PCT/US91/08136 has been filed, and is title "Hyperthermia Apparatus Having Three Dimensional Focusing" and for which a national phase European Patent application must be filed in the European Patent Office by June 4, 1994 such European national phase application to be identified by European Application No. 92905357.7.

         WHEREAS, SENNEWALD is the distributor for BSD equipment in Germany, Sweden, the United Kingdom, and various other European countries pursuant to a distributorship agreement; and

         WHEREAS, SENNEWALD is desirous of obtaining various rights under the referred European national phase application No. 92905357.7 resulting from PCT application PCT/US91/08136 and under any European Patents directly resulting from this application which are owned by BSD.

         NOW, THEREFORE, for and in consideration of the mutual promises contained herein and of other good and valuable considerations, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. BSD hereby grants to SENNEWALD the exclusive right and license for the European application No. 92905357.7 and any subsequent European patents issued therefrom in any European country to practice the inventions covered by the patent application or patents by using and selling BSD manufactured equipment, and to manufacture, use, and sell equipment or parts therefore covered by the pending European patent application or patents issued therefrom if BSD cannot supply such equipment or parts in accordance with the terms and conditions of the Distributor Agreement between BSD and SENNEWALD.

         2. SENNEWALD shall have the right, at his sole expense and at his descretion, without approval from BSD, but upon notice to BSD, to enforce the pending patent application or patents issued therefrom which are included in this Agreement including the right to bring suit against infringers of the patents. BSD will cooperate and make documents and personnel available as reasonably requested by SENNEWALD, but at no expense to BSD, in supplying information and support to SENNEWALD as required for enforcement of or

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litigation involving such pending patents.  SENNEWALD shall also be responsible, at his sole expense, for defending any challenges to the patent application or patents included in this Agreement regardless of how such challenges arise. Any and all costs of or resulting from any action brought or defended under this section shall be fully paid by SENNEWALD and SENNEWALD shall fully indemnify and hold BSD harmless from any and all costs and damages. If a monetary recovery or settlement results from any enforcement or action hereunder, BSD shall receive 20% of such recovery or settlement after all costs of such enforcement or action have been paid. However, SENNEWALD may not enter into a settlement without the prior written consent of BSD as to all terms of such settlement. In any action brought or defended hereunder, BSD may maintain its own representation at its own expense. In the event BSD desires to pursue an infringer of the patent application or any of the patents included in this Agreement and SENNEWALD does not take action against such infringer within six months of notice by BSD to SENNEWALD of such infringement and BSD's desire to have action taken, BSH may take action on its own, at its own expense, and any and all recovery shall belong to BSD.

         3. SENNEWALD shall pay to BSD upon execution of this Agreement the amount of $15,000.00 U.S. Dollars.

         4. BSD shall file the European national phase of PCT/US91/08136 in English with the European Patent Office.

         5. SENNEWALD shall provide further payments as required to maintain the application and any patents issuing therefrom, to obtain translations as necessary, for filing required patent office responses, or for fulfilling other patent office or country requirements to make the European Patent effective in countries in which SENNEWALD elects to obtain patent protection for the BSD equipment. SENNEWALD shall maintain the patents covered by this Agreement by paying the annuities due in each country as and when such annuities become due. BSD or its representative will notify SENNEWALD of payment requirements and annuities at least 30 days prior to the due date or notify BSD at least 15 days prior to the due date that payment will not be made by SENNEWALD. In the event SENNEWALD does not make payment of an annuity or other fee due hereunder, this Agreement will immediately terminate and all rights in and to the patents included in this Agreement will immediately revert back to BSD. SENNEWALD may obtain required translations directly rather than pay BSD translation fees.

         6. SENNEWALD may not grant licenses or transfer other rights in and to the patent application or patents covered hereby without the specific prior written approval of BSD to all terms of such license and an agreement with SENNEWALD as to how license revenues will be divided. 1.

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         7. This Agreement,  unless terminated earlier,  will remain in force as long as both SENNEWALD maintains a valid and current distributor agreement with BSD and Dr. Sennewald is personally associated with and active in SENNEWALD and in its distribution and marketing of BSD equipment.

         8. This Agreement may be terminated by SENNEWALD at any time upon written notice to BSD.

         9. Upon any breach or default of this Agreement by SENNEWALD, BSD may terminate the Agreement by giving thirty (30) days written notice to SENNWALD. Said notice shall become effective at the end of said thirty days unless, during said thirty days, SENNEWALD shall cure such breach or default.

         10. Any notice to be given a party pursuant to this Agreement shall be given in writing to the party at the address first given above, or an address as changed by notice given in accordance with this paragraph, by means of communication whereby receipt of such notice can be verified.

         11. SENNEWALD shall indemnify and hold BSD harmless from any and all costs, damages, or penalties relating to or resulting from the exercise by SENNEWALD of any rights given by this Agreement.

         12. This Agreement does not supersede or replace the distributor agreement in force between SENNEWALD and BSD and in the event of a conflict in terms between this Agreement and the distributor agreement then in force between the partiers, the distributor agreement will govern.

         13. This Agreement shall be governed by the laws of the State of Utah, United States of America.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in the date first above written.


         BSD Medical Corporation            Dr. Sennewald
                                            Medizin Technik Gmbh


         /s/  Steven Carwell                /s/  Dr. Sennewald
         --------------------------         --------------------------
         Steven Carwell                     Dr. Sennewald
         President



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